                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            SOUTHTRUST CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        (SOUTHTRUST CORPORATION LOGO)

                             420 NORTH 20TH STREET
                           BIRMINGHAM, ALABAMA 35203

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 16, 1997

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders (the "Annual Meeting") of SouthTrust Corporation (the "Company") will be held in the auditorium on the eighth floor of the SouthTrust Tower, 420 North 20th Street, Birmingham, Alabama, on Wednesday, April 16, 1997, at 9:00 A.M., Central Time, for the following purposes:

          (1) To elect four (4) persons to the Board of Directors of the Company, each person to serve a three-year term and until such person's successor is duly elected and qualified; and

          (2) To transact such other business as may properly come before the Annual Meeting.

     Holders of Common Stock of the Company of record at the close of business on February 21, 1997 are entitled to notice of and to vote at the Annual Meeting.

     You are cordially invited to attend the Annual Meeting, and we hope you will be present at the Annual Meeting. WHETHER YOU PLAN TO ATTEND OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT THE COMPANY MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. A postage-paid envelope addressed to the Company is enclosed for your convenience in returning your proxy to the Company.

                                          By Order Of The Board Of Directors

                                          /s/ Aubrey D. Barnard
                                          ---------------------
                                          AUBREY D. BARNARD
                                          Secretary

Birmingham, Alabama
March 11, 1997

                        (SOUTHTRUST CORPORATION LOGO)
                             ---------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 16, 1997

     The accompanying proxy is solicited on behalf of the Board of Directors of SouthTrust Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held in the auditorium on the eighth floor of the SouthTrust Tower, 420 North 20th Street, Birmingham, Alabama, on Wednesday, April 16, 1997 at 9:00 A.M., Central Time. It is anticipated that this proxy material will be mailed to stockholders on or about March 11, 1997.

     The only matter to be considered at the Annual Meeting is the election of four directors to serve for the term of office described below. All shares of Common Stock represented by an executed and completed proxy received by the Company in time for voting at the Annual Meeting will be voted in accordance with the instructions specified thereon, and if no instructions are specified thereon, will be voted for the election of the four nominees for directors named in the Proxy Statement. A proxy may be revoked at any time prior to its exercise by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting by itself will not revoke a proxy.

     All expenses of solicitation of proxies will be paid by the Company. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of shares of Common Stock of the Company. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies and anticipates that it will incur fees of $7,500, excluding out-of-pocket costs, for this service. In addition to the use of the mail, proxies may be solicited by telephone or by telecopy or personally by the directors, officers and employees of the Company, who will receive no extra compensation for their services.

     As of February 21, 1997, the record date for the Annual Meeting, there were issued and outstanding 98,869,800 shares of Common Stock of the Company. The holders of each such issued and outstanding share of Common Stock of the Company are entitled to one vote per share with respect to the matter to be considered at the Annual Meeting.

     The presence, in person or by proxy, of a majority of the issued and outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting. Shares of Common Stock represented by a properly executed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum without regard to whether the proxy is marked as casting a vote for or against or abstaining with respect to a particular matter. In addition, shares of Common Stock represented by "broker non-votes" (i.e., shares of Common Stock held in record name by brokers or nominees as to which a proxy is received and (i) any required instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power or (iii) the record holder has indicated that it does not have authority to vote such shares on that matter) will be treated as present for purposes of determining a quorum. Since the election of directors is determined by a majority of the votes cast at the Annual Meeting, abstentions and broker non-votes will not affect such election.

                             ELECTION OF DIRECTORS

     The Bylaws of the Company provide for a Board of Directors of not fewer than three nor more than sixteen members. The Restated Certificate of Incorporation and the Bylaws of the Company provide that the members of the Board of Directors shall be divided into three classes, one class to be elected at each annual meeting of stockholders and to serve for a term of three years. As of the date of the Proxy Statement, the Board of Directors consists of ten persons.

CURRENT NOMINEES

     The Board of Directors proposes to nominate the four persons named below for election as directors, such persons to serve until the 2000 Annual Meeting of Stockholders and until their successors have been elected and shall have qualified.

     The names, ages and principal occupations during the past five years of the nominees, the year each nominee first became a director of the Company, and the number and percentage of shares of the Company's Common Stock owned beneficially by each nominee as of December 31, 1996 are as follows:

                                                                              NUMBER AND PERCENT
                                                                              OF SHARES OF COMMON
                 NAME, AGE AND                                               STOCK OF THE COMPANY
              PRINCIPAL OCCUPATION                    DIRECTOR               BENEFICIALLY OWNED AS
                  OF NOMINEES                           SINCE                OF DECEMBER 31, 1996
              --------------------                -----------------          ---------------------
F. Crowder Falls (63)                             July 19, 1995                       2,260(2)
  Business Consultant(1)                                                               0.00%
Allen J. Keesler, Jr. (58)                        January 15, 1992                    9,340(4)
  Management Consultant(3)                                                             0.01%
Van L. Richey (47)                                December 18, 1996                   3,505
  President and Chief Executive                                                        0.00%
  Officer, American Cast Iron Pipe Co.
  (cast iron pipe manufacturer)
William K. Upchurch, Jr. (64)                     April 23, 1987                     52,998(5)
  Chairman and Chief Executive                                                         0.05%
  Officer, W. K. Upchurch
  Construction Company, Inc.
  (construction business)

---------------

(1) Mr. Falls formerly was a partner with the accounting firm of KPMG Peat Marwick LLP.
(2) Includes 500 shares held by a trust of which Mr. Falls is a co-trustee.
(3) Mr. Keesler formerly served as the President and Chief Executive Officer of Florida Power Corporation, an electric utility.
(4) Includes 1,500 shares held by Mr. Keesler's wife.
(5) Includes 2,430 shares held in a trust of which Mr. Upchurch is trustee, 2,381 shares held by trusts of which Mr. Upchurch is custodian and 3,127 shares held by Mr. Upchurch's wife.

     Each of the nominees was elected as a director at the Annual Meeting of Stockholders held on April 20, 1994, except that Mr. Falls was elected on July 19, 1995 and Mr. Richey was elected on December 18, 1996 by the Board of Directors of the Company to fill vacancies on the Board of Directors.

     Unless directed to the contrary, the persons acting under the proxy solicited hereby will vote for the nominees named above. Should any such nominee become unable to accept election, which is not anticipated, it is intended that the persons acting under the proxy will vote for the election in his stead of such other person as the Board of Directors may recommend. Proxies may not be voted for more than four persons.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTORS NAMED ABOVE.

CONTINUING DIRECTORS

     The following tabulation sets forth certain information with respect to those persons who were elected as directors of the Company at previous Annual Meetings of Stockholders or otherwise (and who will continue to serve as directors following the Annual Meeting):

                                                                             NUMBER AND PERCENT OF
                                                                           SHARES OF COMMON STOCK OF
                                          CURRENT                           THE COMPANY BENEFICIALLY
             NAME, AGE AND                  TERM          DIRECTOR          OWNED AS OF DECEMBER 31,
          PRINCIPAL OCCUPATION            EXPIRES           SINCE                     1996
          --------------------            --------    -----------------    --------------------------
John M. Bradford (58)                       1998      April 23, 1987                  25,757(1)
  Chairman, President and Chief                                                         0.03%
  Executive Officer,
  Mrs. Stratton's Salads, Inc.
  (processor of prepared salads)
William C. Hulsey (58)                      1998      April 16, 1986                 885,286(2)
  Chairman and Chief Executive Officer,                                                 0.91%
  Arlington Properties, Inc. (real
  estate development)
Wallace D. Malone, Jr. (60)                 1998      August 2, 1972               1,546,095(3)
  Chairman, President and Chief                                                         1.59%
  Executive Officer of the Company
Carl F. Bailey (66)                         1999      October 16, 1996                19,728
  President, BDI(4)                                                                     0.02%
  (beverage distributor)
H. Allen Franklin (52)                      1999      April 20, 1994                   4,931
  Chairman and Chief Executive Officer,                                                 0.01%
  Georgia Power Company (electric
  utility)
Rex J. Lysinger (59)                        1999      December 18, 1996                  876
  Chairman and Chief Executive Officer,                                                 0.00%
  Energen Corporation (utility holding
  company) and Alabama Gas Corporation
  (gas utility)

---------------

(1) Includes 9,000 shares held by Mr. Bradford's wife.
(2) Includes 12,000 shares held by Mr. Hulsey's wife (6,638 of which are held in a custodial capacity) and 787,680 shares held by various trusts of which Mr. Hulsey is a co-trustee.
(3) Includes 29,250 shares held by Mr. Malone's wife, 218,032 shares subject to employee stock options exercisable within 60 days after December 31, 1996 and 292,752 shares held in Mr. Malone's account by the trustee of SouthTrust Corporation's Employee Profit Sharing Plan as to which the trustee possesses sole voting power but as to which Mr. Malone, by virtue of allocating elections to various funds, possesses dispositive power.
(4) Prior to January 1, 1992, Mr. Bailey served as Chairman and Chief Executive Officer of BellSouth Corporation (formerly South Central Bell Telephone Company), a telephone and communications company.

     Of the directors named above, Messrs. Bradford, Hulsey and Malone were elected at the 1995 Annual Meeting of Stockholders, Mr. Franklin was elected at the 1996 Annual Meeting of Stockholders and Messrs. Bailey and Lysinger were elected by the Board of Directors on October 16, 1996 and December 18, 1996, respectively, to fill vacancies on the Board of Directors. All of such persons are to serve for the terms indicated.

     Mr. Franklin is a director of The Southern Company and Mr. Lysinger is a director of Energen Corporation. All of such corporations have securities registered under the Securities Exchange Act of 1934.

     The Company has an Audit Committee of the Board of Directors, consisting of Messrs. Keesler and Richey, which recommends to the Board of Directors the independent accountants to be selected as the Company's auditors and reviews the audit plan, financial statements and audit results. The Audit Committee also reviews the internal audit reports of the Company and its affiliates and reviews comments from the affiliates as to exceptions noted in the reports. The Audit Committee held six meetings during 1996. Mr. Keesler serves as Chairman of the Audit Committee.

     The Company has a Human Resources Committee of the Board of Directors, consisting of Messrs. Bailey, Franklin and Hulsey (with Mr. Bailey serving as Chairman), which sets compensation for the executive officers of the Company and administers the employee benefit plans of the Company, including the 1990 Discounted Stock Plan, the Senior Officer Performance Incentive Plan and the Long-Term Incentive Plan (including the predecessor stock option plans). The Human Resources Committee held five meetings during 1996. Messrs. Bailey and Franklin were appointed to the Human Resources Committee on January 15, 1997; during 1996, the Human Resources Committee was composed of Mr. William C. Hulsey and Mr. Charles G. Taylor; Mr. Taylor retired as a director and as a member of the Human Resources Committee on January 15, 1997.

     The Company does not have any Nominating Committee of the Board of Directors. The functions of a Nominating Committee are filled by the Board of Directors.

COMPENSATION OF DIRECTORS

     During the year ended December 31, 1996, the Board of Directors held five regular and special meetings. Directors of the Company are paid $3,500 per calendar quarter and $2,500 per meeting. Directors who are also employees of the Company are not compensated for their service as directors or for attendance at meetings of the Board of Directors. All directors attended more than 75% of the meetings of the Board of Directors (including any meetings of any committee thereof of which they are members).

STOCK OWNERSHIP OF CERTAIN EXECUTIVE OFFICERS

     The following tabulation sets forth certain information as of the date indicated (i) with respect to those executive officers of the Company and its subsidiaries (who are not also directors of the Company), including the number and percentage of shares of the Company's Common Stock owned beneficially by each such person, and (ii) with respect to all executive officers and directors of the Company as a group:

                                                                            NUMBER AND PERCENT OF
                                                                              SHARES OF COMMON
                                                           POSITION         STOCK OF THE COMPANY
 NAME AND AGE OF EXECUTIVE                                   HELD            BENEFICIALLY OWNED
         OFFICER(1)                  OFFICE(2)               SINCE         AS OF DECEMBER 31, 1996
 -------------------------    -----------------------  -----------------   -----------------------
Julian W. Banton (56)         President and Chief      January 16, 1990             161,387(3)
                                Executive Officer of                                   0.17%
                                SouthTrust Bank of
                                Alabama, National
                                Association
Thomas H. Coley (54)          Chief Executive Officer    July 1, 1989                43,192(4)
                                of SouthTrust Bank of                                  0.04%
                                Georgia, National
                                Association
Frederick W. Murray, Jr.      Executive Vice            January 1, 1980             154,468(5)
  (58)                          President of the                                       0.16%
                                Company
James W. Rainer, Jr. (53)     Executive Vice           December 15, 1982            131,382(6)
                                President of the                                       0.14%
                                Company
All Executive Officers and    N/A                             N/A                 3,228,812
  Directors as a Group (16                                                             3.32%
  persons)

---------------

(1) Information with respect to Wallace D. Malone, Jr., Chairman, President and Chief Executive Officer of the Company, is set forth in the preceding table.
(2) All officers of the Company and its subsidiaries are elected annually by the Board of Directors of the Company or the subsidiary.
(3) Includes 114,970 shares subject to stock options exercisable within 60 days after December 31, 1996.
(4) Includes 43,124 shares subject to stock options exercisable within 60 days after December 31, 1996.
(5) Includes 23,000 shares held by Mr. Murray's wife, 792 shares held in a custodial capacity, 70,677 shares subject to stock options exercisable within 60 days after December 31, 1996 and 48,765 shares held in Mr. Murray's account by the trustee of the Company's Profit Sharing Plan as to which the trustee possesses sole voting power but as to which Mr. Murray, by virtue of allocating elections to various funds, possesses dispositive power.
(6) Includes 204 shares held by Mr. Rainer's wife, 63,439 shares subject to stock options exercisable within 60 days after December 31, 1996 and 16,809 shares held in Mr. Rainer's account by the trustee of the Company's Profit Sharing Plan as to which the trustee possesses sole voting power but as to which Mr. Rainer, by virtue of allocating elections to various funds, possesses dispositive power.

                             EXECUTIVE COMPENSATION

     The following information provides certain details concerning the cash and equity-based compensation payable to certain executives of the Company as well as certain other information.

FIVE YEAR TOTAL STOCKHOLDER RETURN

     The following indexed graph compares the Company's annual percentage change in cumulative total stockholders' return for the past five years with the cumulative total return of the Standard and Poor's 500 Stock Index and the Standard and Poor's Regional Bank Index during the same period. This presentation assumes that $100 was invested in shares of the relevant issuers on December 31, 1991, and that dividends received were immediately reinvested in additional shares. The graph depicts the value of the initial $100 investment at one-year intervals. For purposes of constructing this data, the returns of each component issuer have been weighted according to that issuer's market capitalization.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                             SOUTHTRUST CORPORATION

                    (PERFORMANCE THROUGH DECEMBER 31, 1996)

         MEASUREMENT PERIOD               SOUTHTRUST         S&P 500          S&P MAJOR
        (FISCAL YEAR COVERED)                                                  REGIONAL
                                                                                BANKS
DEC. 1991                                           100               100               100
DEC. 1992                                           104               106               127
DEC. 1993                                           121               118               135
DEC. 1994                                           119               120               128
DEC. 1995                                           175               165               201
DEC. 1996                                           246               203               274

REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

     The Human Resources Committee of the Board of Directors of the Company annually establishes the compensation of the executive officers of the Company and certain of its subsidiaries. In doing so, the Human Resources Committee's primary objective is to ensure that the compensation programs motivate executives to produce superior performance for the Company and to provide superior returns to stockholders of the Company.

     An executive's compensation is established after a careful review of competitive practices to ensure that the total compensation opportunity afforded such executive compares favorably to similarly situated executives. A significant portion of an executive's total compensation is variable and is based on short-term and long-term performance of the Company. Short-term performance of the Company is rewarded, in the case of the senior executive officers of the Company, by annual cash bonuses under the Senior Officer Performance

Incentive Plan of the Company and, in the case of certain other executives of the Company, by annual cash bonuses under a similar incentive plan, the amount and criterion of which are established in advance by the Human Resources Committee. The Long-Term Incentive Plan (and prior to its adoption, predecessor stock option plans of the Company) is the principal mechanism for rewarding executives for the long-term performance of the Company.

     The following is a description of the compensation programs of the Company and the manner in which such plans relate to the objectives outlined above:

  Base Salary

     The base salaries of the five highest paid executives of the Company are listed in the Summary Compensation Table. The base salary of each executive is reviewed annually by the Human Resources Committee. Each executive's base pay is determined by considering the performance of the individual as well as the executive's experience and total responsibility in comparison to other executives of the Company and executives of peer institutions. In doing so, the Human Resources Committee seeks to ensure that the base salary of each executive is competitive and rewards the executive for the executive's performance and total contribution to the success of the Company.

     As part of this process, the Human Resources Committee reviews a number of salary surveys produced by compensation consulting firms. These surveys indicated that the 1996 base salaries of the executives of the Company listed in the Summary Compensation Table approximated the average base salary for comparable executives of the peer institutions described below.

     The Human Resources Committee considers the Company's peer institutions to be southeastern banks and bank holding companies with total assets ranging from $10 to $50 billion, some of which are included in the Standard and Poor's Regional Bank Index. These peer institutions were selected because they are located within the Company's operating region and are of an asset size that is significant but not greatly in excess of the Company's asset size. In establishing the 1996 base salaries for the executives listed in the Summary Compensation Table, the Human Resources Committee considered the base salary of each such executive, the performance and experience of each such executive and the base salaries for comparable executives reported by the peer institutions. Comparing the Company only to peer institutions of its approximate size and without regard for any other variable, the surveys indicated that the base salaries of the executives of the Company listed in the Summary Compensation Table were at approximately the 50th percentile of the array of base salaries reported by such peer institutions.

  Annual Incentive Compensation

     The Senior Officer Performance Incentive Plan is designed to reward senior executives annually for achieving the after-tax net income goals of the Company for the preceding year. Upon completion of the business plan for the forthcoming year, the Chief Executive Officer of the Company presents to the Human Resources Committee the net income goal of the Company on a consolidated basis and the net income goals of the various subsidiaries of the Company for such year.

     With respect to the executive officers named in the Summary Compensation Table, the potential incentive award for each executive under the Senior Office Performance Incentive Plan is dependent upon each executive's level of responsibility and the judgement of the Human Resources Committee of the executive's potential contribution to the achievement of the particular net income goals. For 1996, the range of potential awards for such executives under such plan was between 15% and 100% of such executive's annual base salary, with each individual executive being assigned minimum, target and maximum awards. An executive whose award is based upon a net income goal of the Company earns no award if less than 95% of the target goal is achieved, earns incremental percentages of the award if more than 95% but less than 105% of the target goal is achieved and earns the maximum award if 105% of the target goal is achieved.

     The amounts awarded the Company's five highest paid executives in 1996 under the Senior Officer Performance Incentive Plan are set forth in the Annual Compensation-Bonus column of the Summary Compensation Table.

  Long-Term Incentive Compensation

     The Long Term Incentive Plan of the Company makes available to the Human Resources Committee various methods of compensating and awarding executives of the Company, including the grant or award of stock options, stock appreciation rights, restricted stock and performance units/shares. The various grants under the Long-Term Incentive Plan are used by the Human Resources Committee to reward management decisions that result in the long-term success of the Company. The Long-Term Incentive Plan was adopted in 1996 by the Company, and except for outstanding grants of stock options, replaced the predecessor stock option plans of the Company.

     The Human Resources Committee believes that stock ownership encourages and rewards management decisions that result in the long-term success of the Company. In the past, stock options have been one of the Company's principal long-term incentive mechanisms, and the Human Resources Committee anticipates that the various stock ownership mechanisms afforded by the Long-Term Incentive Plan will be used to further stock ownership by executives.

     Stock Options and Purchase Rights. The value of stock options is dependent upon an appreciation in the value of the underlying shares of Common Stock. To encourage a long-term perspective, options have a ten-year exercise period, and options cannot be exercised before a one-year period has elapsed from grant date.

     The Board of Directors of the Company determines the aggregate number of shares of Common Stock to be allocated annually for use in connection with the grant of stock options, and the Human Resources Committee then grants stock options to particular executives. The number of shares of Common Stock subject to options granted by the Human Resources Committee to a particular executive is determined in light of the executive's level of responsibility, seniority and previous grants of stock options to such executive.

     Information respecting the peer institutions described above indicates that the shares of Common Stock subject to stock options granted to the executives named in the Summary Compensation Table during 1996 approximated the average grants reported with respect to comparable executives of peer institutions of comparable size to the Company. In addition, the total number of shares of Common Stock subject to outstanding stock options as of September 30, 1996, as a percentage of the Company's then total outstanding Common Stock, is below the median reported by peer institutions of comparable size to the Company.

     The Company also maintains the 1990 Discounted Stock Plan, which is available to all employees including executives who have at least five years of service with the Company. For information respecting the 1990 Discounted Stock Plan, see the information set forth under the heading "Stock Options and Discounted Stock Plan" in this Proxy Statement. Awards under the 1990 Discounted Stock Plan have not been used extensively as a vehicle for executive compensation.

     Other Stock-Based Incentive Compensation. Under the Long-Term Incentive Plan, one of the mechanisms available to the Human Resources Committee is the grant of performance units/shares. The number of performance units/shares granted to a particular executive, as well as the vesting of such performance units/shares, is contingent upon certain performance goals and/or conditions being met over a period of time, and if such goals or conditions are exceeded, the number of performance units/shares may be increased. The Human Resources Committee determines whether and to what extent the grants have been earned; such grants are payable in cash, shares of Common Stock of the Company or a combination thereof, as specified in the grant, with the fair market value of performance units/shares (based on the then closing or last sale price of the Company's Common Stock) being determined as of the payment date.

     The percentage of the shares of Common Stock of the Company subject to outstanding grants of performance units/shares as of December 31, 1996 approximates the median percentage reported by peer institutions of comparable size to the Company.

     Under the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), Congress has limited to $1 million per year the tax deduction available to public companies for certain compensation paid to designated executive officers. The regulations provide an exception from this limitation for certain performance-based compensation, assuming that various requirements are met, and provide for certain transition rules. To the extent feasible, the Human Resources Committee of the Company intends that awards of compensation under its various incentive plans to its executive officers qualify for deductibility under OBRA, but the Human Resources Committee and the Board of Directors of the Company reserve the right, in light of the overall goals and objectives of the Company, to exceed such limitation if it is determined to be in the best interest of the Company and its stockholders.

  Chief Executive Officer Compensation

     The Human Resources Committee meets in executive sessions to review the Chief Executive Officer's salary and periodically engages independent consultants to advise the Human Resources Committee on the compensation practices of similarly situated institutions.

     The 1996 base salary increase for the Chief Executive Officer was established after a review of the base salaries of comparable executives of the peer institutions referred to above. This analysis contained information on all components of the Chief Executive Officer's compensation. After reviewing the data and giving substantially the same weight to the Company's substantial asset growth and sustained performance, including increased net income and increased earnings per share, the Human Resources Committee established the Chief Executive Officer's base salary for 1996. The Chief Executive Officer's base salary for 1996 was at approximately the 75th percentile of the array of salaries for chief executive officers of all peer institutions as reported by such institutions.

     For 1996, the Chief Executive Officer was entitled to receive under the Senior Officer Performance Incentive Plan an incentive award equal to 66% of base salary if the target award for Company's net income was achieved. Since the Company's 1996 net income exceeded the target goal established by the Human Resources Committee, the incentive award paid the Chief Executive Officer under the Senior Officer Performance Incentive Plan was equal to 100% of base salary.

     During 1996, the Chief Executive Officer was granted options to purchase 75,000 shares of Common Stock and the right to acquire 27,450 performance units/shares. The 1996 stock option grant was increased (over that granted in 1995) after a review of the stock option grants of comparable executives of peer institutions of comparable size to the Company. The Chief Executive Officer's 1996 option grant, as a percentage of base salary, is below average when compared to the grants reported by the peer institutions of comparable size to the Company. The 1996 grant of the performance units/shares to the Chief Executive Officer will vest over various measurement periods ranging from 13 to 36 months, and the amount of the payment will vary depending upon whether the minimum, target or maximum performance goal is achieved. Due to the extraordinary performance of the Company, the amount of the payment made or accrued in 1996 to the Chief Executive Officer in respect of performance units/shares, when compared to other peer institutions and weighted in terms of a percentage of base salary, is somewhat above average to that reported by peer institutions of comparable size to the Company.

     During 1996, the members of the Human Resources Committee were as follows:

         Charles G. Taylor, Chairman
         William C. Hulsey

  Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     None of the members of the Human Resources Committee have served as officers of the Company. In addition, none of the Human Resources Committee members have any other relationship to the Company.

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth certain information concerning compensation for services rendered to the Company by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company for each of the last three fiscal years:

                                                                                   LONG TERM COMPENSATION
                                                                             ----------------------------------
                                                                                     AWARDS            PAYOUTS
                                                                             -----------------------   --------
                                  ANNUAL COMPENSATION(1)                     RESTRICTED
                                ---------------------------   OTHER ANNUAL     STOCK       OPTIONS       LTIP         ALL OTHER
NAME AND PRINCIPAL                                  BONUS     COMPENSATION    AWARD(S)    (NUMBER OF   PAYOUTS       COMPENSATION
POSITION(1)                     YEAR   SALARY($)    ($)(2)       ($)(3)         ($)        SHARES)       ($)             ($)
------------------              ----   ---------   --------   ------------   ----------   ----------   --------      ------------
Wallace D. Malone, Jr.,         1996   $770,016    $870,000     $20,191         N/A         75,000     $908,445(4)     $79,569(5)
  Chief Executive Officer       1995    695,000     459,772         -0-         N/A         70,065          N/A         67,104(5)
  of the Company                1994    630,000     358,344      20,191         N/A         66,000          N/A         60,335(5)
Julian W. Banton,               1996   $323,520    $172,193     $ 5,152         N/A         15,000     $382,242(4)     $28,130(6)
  President and Chief           1995    323,500     177,925         -0-         N/A         15,000          N/A         31,168(6)
  Executive Officer of          1994    303,500     166,925       5,152         N/A         15,000          N/A         18,137(6)
  SouthTrust Bank of Alabama,
  National Association
Thomas H. Coley                 1996   $240,000    $118,440     $   -0-         N/A          8,500     $282,958(4)     $21,075(6)
  Chief Executive Officer       1995    240,000     120,000         -0-         N/A          7,000          N/A         22,930(6)
  of SouthTrust Bank of         1994    225,000      50,000         -0-         N/A          4,000          N/A         21,531(6)
  Georgia, National
  Association
Frederick W. Murray, Jr.,       1996   $214,000    $139,100     $14,841         N/A         10,000     $253,172(4)     $17,511(6)
  Executive Vice President      1995    198,167      87,627         -0-         N/A          5,000          N/A         20,156(6)
  of the Company                1994    188,500      80,414       5,954         N/A          4,750          N/A         18,137(6)
James W. Rainer, Jr.,           1996   $204,000    $132,600     $ 4,099         N/A         10,000     $240,762(4)     $17,238(6)
  Executive Vice President      1995    188,167      83,207         -0-         N/A          5,000          N/A         18,893(6)
  of the Company                1994    177,000      75,508       4,099         N/A          4,750          N/A         17,123(6)

---------------

(1) Although each person received perquisites or other personal benefits in the years shown, the value of these benefits did not exceed in the aggregate the lesser of $50,000 or 10% of such person's salary and bonus in any year.
(2) Represents amounts paid to each executive officer under the Senior Officer Performance Incentive Plan or otherwise and applicable for 1996. Also includes a discretionary bonus for Mr. Malone of $100,000 and for Mr. Banton of $25,000. The bonus for Mr. Malone was recommended and approved by the Board of Directors of the Company.
(3) Represents life insurance premiums and additional taxes owed on the additional compensation paid by the Company on behalf of each executive officer.
(4) Represents amount of award of performance units/shares under the Long-Term Incentive Plan of the Company that was accrued by the Company during 1996.
(5) Includes (i) $30,000 for Mr. Malone, which amount was withheld by the Company from deferred compensation due Mr. Malone in each of 1996, 1995 and 1994 in order to defray the costs of the Company agreeing to pay Mr. Malone an annual sum, commencing at the age of 60 and continuing for the greater of his lifetime or 15 years, (ii) payments by the Company to defined contribution plans maintained by the Company (including qualified and nonqualified compensation plans) and (iii) the value of certain insurance coverage.
(6) Represents payments by the Company to defined contribution plans maintained by the Company (including qualified and nonqualified compensation plans) on behalf of the executive officers.

STOCK OPTIONS AND DISCOUNTED STOCK PLAN

     Pursuant to the Long-Term Incentive plan (and the predecessor stock option plans of the Company), the Company grants to key employees of the Company either incentive stock options ("ISO's") or Nonqualified Stock Options ("NQSO's"), and pursuant to the 1990 Discounted Stock Plan (the "Discounted Plan"), awards to purchase shares of Common Stock of the Company at a discount are made to eligible employees, including executive officers of the Company.

     The grant of stock options has been, and will be, made subject to the following limitations: (i) the option price will be not less than 100% of the fair market value of the Common Stock on the date a grant is determined to be made; (ii) no option may be exercised after ten years from the effective date of the grant; and (iii) such other conditions as the Human Resources Committee, which administers the Stock Option Plans, may determine.

     The Discounted Plan was established in order to give all employees an opportunity to acquire equity interest in the Company at a discount (17.5%) to market, and awards are made to all employees (including executive officers) who have completed five years of full time service to the Company and its subsidiaries. A total of 1,125,000 shares of Common Stock of the Company is reserved for issuance under the Discounted Plan, and the aggregate purchase price of shares of Common Stock awarded to each employee may not exceed 10% of the annual salary of each employee. Certain restrictions are imposed on the shares of Common Stock awarded under the Discounted Plan and, under certain circumstances, the Company may repurchase such shares.

     The following table sets forth information concerning grants of stock options and rights during fiscal year 1996 to each executive officer listed below:

                        OPTION AND RIGHT GRANTS IN 1996

                               INDIVIDUAL GRANTS

                                               % OF TOTAL                             POTENTIAL REALIZABLE VALUE
                                  OPTIONS       OPTIONS     EXERCISE                   ASSUMING RATES OF STOCK
                                  GRANTED       GRANTED     OR BASE                     PRICE APPRECIATION OF
                                (NUMBER OF     EMPLOYEES     PRICE      EXPIRATION    --------------------------
NAME                           SHARES)(1)(2)    IN 1996      ($/SH)        DATE          5%(3)         10%(3)
----                           -------------   ----------   --------   ------------   -----------    -----------
Wallace D. Malone, Jr........     75,000          19.4%      $25.25    Jan 16, 2006    $1,190,970     $3,018,150
Julian W. Banton.............     15,000           3.9%       25.25    Jan 16, 2006       238,194        603,630
Thomas H. Coley..............      8,500           2.2%       25.25    Jan 16, 2006       134,977        342,057
James W. Rainer, Jr..........     10,000           2.6%       25.25    Jan 16, 2006       158,796        402,420
Frederick W. Murray, Jr......     10,000           2.6%       25.25    Jan 16, 2006       158,796        402,420

---------------

(1) Does not include awards during 1996 under the Discounted Plan to Messrs. Malone, Banton, Coley, Murray and Rainer to purchase 3,642, 1,530, 1,135, 1,012 and 964 shares of Common Stock, respectively, at a 17.5% discount to the then market price of such shares; none of such persons purchased any shares of Common Stock owned then under the Discounted Plan during 1996, except for Mr. Malone who purchased 3,642 shares and Mr. Banton who purchased 1,530 shares.
(2) Each of the options granted to the named executives in 1996 become exercisable on January 17, 1997 (except for options respecting 7,920 shares of Common Stock which are exercisable in January, 1998), and the exercisability of such options is not subject to any future performance-based condition. Nonqualified options granted to the named executives pursuant to the 1993 Stock Option Plan have a reload option which provides that if any optionee elects to exercise a nonqualified option issued under the 1993 Stock Option Plan by tendering stock (rather than cash) to the Company, the Human Resources Committee is authorized, but not required, to grant additional nonqualified options with respect to a number of shares of Common Stock of the Company equal to the number of shares so tendered.
(3) These numbers are calculated by comparing the exercise price of such options and the market value of the shares of Common Stock subject to such options, assuming that the market price of such shares increase by 5% and 10%, respectively, during each year that the options are exercisable.

     The following table sets forth the number of stock options exercised and the dollar value realized thereon by each of the executives listed below during 1996, along with the number and dollar value of any options remaining unexercised at year end:

                   AGGREGATED STOCK OPTION EXERCISES IN 1996
                      AND DECEMBER 31, 1996 OPTION VALUES

                                                                    NUMBER OF SHARES
                                                                       UNDERLYING        VALUE OF UNEXERCISED
                                                                       OPTIONS AT       IN-THE-MONEY OPTIONS AT
                                    NUMBER OF                         DECEMBER 31,         DECEMBER 31, 1996
                                 SHARES ACQUIRED                    1996 EXERCISABLE/        EXERCISABLE/
NAME                               ON EXERCISE     VALUE REALIZED   UNEXERCISABLE(1)       UNEXERCISABLE(1)
----                             ---------------   --------------   -----------------   -----------------------
Wallace D. Malone, Jr..........      30,995           $663,560        218,032/3,960       $3,764,686/38,115
Julian W. Banton...............      11,060            242,445        114,970/3,960        2,400,877/38,115
Thomas H. Coley................         -0-                -0-         47,124                879,284
Frederick W. Murray, Jr........      13,544            351,956         70,677              1,530,701
James W. Rainer, Jr............       7,693            170,422         63,439              1,321,615

---------------

(1) Includes options exercisable within 60 days of December 31, 1996, but excludes options disposed of by gift as of such date. As of such date, all options held by the persons named in the above table were exercisable, except for an aggregate of 7,920 shares which are exercisable in 1998.

     The following tabulation sets forth certain information regarding the number of performance units/shares or other rights granted under the Long-Term Incentive Plan of the Company during 1996:

                  LONG-TERM INCENTIVE PLANS -- GRANTS IN 1996

                                                                               ESTIMATED FUTURE PAYOUTS
                                                             PERFORMANCE            UNDER NON-STOCK
                                               NUMBER OF       OR OTHER            PRICE-BASED PLANS
                                             SHARES, UNITS   PERIOD UNTIL   -------------------------------
                                               OR OTHER       MATURATION    THRESHOLD    TARGET    MAXIMUM
                   NAME                        RIGHTS(#)      OR PAYOUT     ($ OR #)    ($ OR #)   ($ OR #)
                   ----                      -------------   ------------   ---------   --------   --------
Wallace D. Malone, Jr......................      9,150         13 months      4,575      9,150      27,450
                                                 9,150         24 months      4,575      9,150      27,450
                                                 9,150         36 months      4,575      9,150      27,450
Julian W. Banton...........................      3,850         13 months      1,925      3,850      17,550
                                                 3,850         24 months      1,925      3,850      17,550
                                                 3,850         36 months      1,925      3,850      17,550
Thomas H. Coley............................      2,850         13 months      1,425      2,850       8,550
                                                 2,850         24 months      1,425      2,850       8,550
                                                 2,850         36 months      1,425      2,850       8,550
Frederick W. Murray, Jr....................      2,550         13 months      1,275      2,550       7,650
                                                 2,850         24 months      1,275      2,550       7,650
                                                 2,850         36 months      1,275      2,550       7,650
James W. Rainer, Jr........................      2,425         13 months      1,213      2,425       7,275
                                                 2,425         24 months      1,213      2,425       7,275
                                                 2,425         36 months      1,213      4,245       7,275

EXECUTIVE EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

     The Company is a party to an employment agreement with Mr. Wallace D. Malone, Jr. providing for the employment of Mr. Malone in a capacity at least equal to the capacity in which the executive was serving as of October 1984 for a term commencing as of October 19, 1984 and ending on December 31, 1993, unless the executive (if eligible) elects early retirement, and subject to being automatically renewed for an additional period of one year, so that the term of employment under the employment agreement always will be at least five years. The employment agreement provides further that if the executive is terminated for any reason other than his death or disability or for cause, which is defined in the employment agreement as certain acts of dishonesty and certain acts competitive with the Company, or if the executive elects to terminate the employment agreement for good reason, which is defined to include a change of duties or certain relocations, or if, during a limited period following a change of control of the Company, the executive elects to terminate the employment agreement without any reason, the executive is entitled to receive annual compensation, based upon the executive's annual base salary as in effect immediately prior to such termination and the executive's highest annual bonus for a specified period prior to such termination, for a period of five years.

     The Company or certain of its subsidiaries are parties to certain agreements with Messrs. Banton, Coley, Murray and Rainer, as well as certain other executive officers of the Company and its subsidiaries, that become effective only upon a change of control of the Company, provide for employment of such executive for a period of three years and provide that, if the executive is terminated for any reason other than his death or disability or for cause, such executives are entitled to receive annual compensation, based upon the executive's annual base salary as in effect immediately prior to such termination and the executive's highest annual bonus for a specified period prior to such termination, for a period of three years.

     The employment agreement with Mr. Malone, as well as the change of control employment agreements with the other executives described above, provide that additional payments will be made to such persons to reimburse them for any excise taxes that may be owed in the event that payments under such agreements exceed the limitations of Section 280G of the Code.

     The Company maintains a Retirement Income Plan (the "Retirement Plan") which is a noncontributory, defined benefit plan and covers all employees who have been in the employ of the Company or one of its subsidiaries for more than one year.

     The Retirement Plan provides generally for an annual benefit commencing at age 65 equal to 1.55% of the employee's average base compensation during the highest five consecutive years of the fifteen years preceding retirement, less 1.25% of primary Social Security benefits in effect at the time of retirement, for each year of credited service. The Company also maintains an Additional Retirement Plan for certain executives, and since 1987, all of the contributions of the Company with respect to Mr. Malone were made under the Additional Retirement Plan. The Company also maintains certain deferred compensation and similar agreements which pay Mr. Malone and others certain amounts upon retirement.

     The following table shows the annual pension benefits under the Retirement Plan and the Additional Retirement Plan (and the deferred compensation and similar agreements) for retirement at age 65 based upon various salaries and years of service. The effects of integration with Social Security benefits have been excluded from the table, because the amount of reduction in benefits due to integration varies depending on the employee's age at the time of retirement and changes in the Social Security laws.

                               PENSION PLAN TABLE

                                                                    YEARS OF SERVICE
                                                  ----------------------------------------------------
REMUNERATION                                      15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
------------                                      --------   --------   --------   --------   --------
 $  125,000  ...................................  $ 29,063   $ 38,750   $ 48,438   $ 58,125   $ 67,813
    150,000  ...................................    34,875     46,500     58,125     69,750     81,375
    175,000  ...................................    40,688     54,250     68,813     81,375     94,938
    200,000  ...................................    46,500     62,000     77,500     93,000    108,500*
    225,000  ...................................    52,313     69,750     87,188    104,625*   122,063*
    250,000  ...................................    58,125     77,500     96,875    116,250*   135,625*
    300,000  ...................................    69,750     93,000    116,250*   139,500*   162,750*
    400,000  ...................................    93,000    124,000*   155,000*   186,000*   217,000*
    450,000  ...................................   104,625*   139,500*   174,375*   209,250*   244,125*
    500,000  ...................................   116,250*   155,000*   193,750*   232,500*   271,250*
    600,000  ...................................   139,500*   186,000*   232,500*   279,000*   325,500**
    700,000  ...................................   162,750*   217,000*   271,250*   325,500*   379,750**
    800,000  ...................................   186,000*   248,000*   310,000*   372,000*   434,000*
    900,000  ...................................   209,250*   279,000*   348,750*   418,500*   488,250*
  1,000,000  ...................................   232,500*   217,000*   387,500*   465,000*   524,500*

---------------

* Under the Employee Retirement Income Security Act of 1974, the maximum pension benefit under the Retirement Plan is subject to certain limitations, which, while varying in some cases, generally is $102,582. As indicated above, the Company maintains an Additional Retirement Plan and certain deferred compensation and similar agreements which supplement the benefits payable to certain executive officers.

     Current base salary figures of the Chief Executive Officer and the other executive officers of the Company are set forth in the Summary Compensation Table. As of December 31, 1996, credited years of service for each such executive officer are as follows: Mr. Malone -- 38 years; Mr. Banton -- 14 years; Mr. Coley -- 8 years; Mr. Murray -- 32 years; and Mr. Rainer -- 32 years.

                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     The Company's executive officers, directors and 10% stockholders are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Commission. Copies of these reports must also be furnished to the Company.

     Based solely on a review of copies of such reports furnished to the Company through the date hereof, or written representations of such officers, directors or stockholders that no reports were required, the Company believes that during 1996 all filing requirements applicable to its officers, directors and stockholders were complied with in a timely manner.

                          TRANSACTIONS WITH MANAGEMENT

     Directors and executive officers of the Company and their associates were customers of and/or had transactions with the banks which are subsidiaries of the Company in the ordinary course of business during the year ended December 31, 1996, and may continue to do so in the future. All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectability or present other unfavorable features.

                                    AUDITORS

     Arthur Andersen LLP, independent accountants, have been engaged as the Company's auditors since 1989 and will continue to serve as the Company's auditors during 1997. Representatives of Arthur Andersen LLP will be in attendance at the Annual Meeting and will be available to respond to questions from stockholders.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals submitted for consideration at the next Annual Meeting of Stockholders must be received by the Company no later than December 15, 1997, to be included in the 1998 proxy materials.

                              GENERAL INFORMATION

     As of the date of this Proxy Statement, the Board of Directors does not know of any other business to be presented for consideration or action at the Annual Meeting, other than that stated in the notice of the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          SOUTHTRUST CORPORATION

                                          /s/ Aubrey D. Barnard
                                          ---------------------
                                          AUBREY D. BARNARD
                                          Secretary

Birmingham, Alabama
March 11, 1997

                        (SOUTHTRUST CORPORATION LOGO)

                                 P.O. BOX 2554
                           BIRMINGHAM, ALABAMA 35290


                                [RECYCLE LOGO]

                                                                        APPENDIX

                            SOUTHTRUST CORPORATION
                             BIRMINGHAM, ALABAMA

                 PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 16,1997

 (THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY)

      The undersigned hereby appoints J. Reese Murray and William O. Vann, and each of them, with full power of substitution, proxies to vote the shares of Common Stock of SouthTrust Corporation (the "Company") which the undersigned could vote if personally present at the Annual Meeting of Stockholders of the Company to be held in the auditorium on the eighth floor of the SouthTrust Tower, 420 North 20th Street, Birmingham, Alabama, on April 16, 1997, at 9:00 A.M., Central Time, or any adjournment thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS, AND IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS AS DIRECTORS.


                  (continued and to be signed on other side)



                           - FOLD AND DETACH HERE -


1. ELECTION OF DIRECTORS:               F. Crowder Falls, Allen J. Keesler, Jr., Van L. Richey   2. OTHER MATTERS:
                                        and William K. Upchurch, Jr.                             In their discretion, upon such
          FOR            WITHHOLD                                                                other matters as may properly
      all nominees       AUTHORITY      (INSTRUCTION: To withhold authority to vote for an       come before the Annual Meeting
    below (except as  to vote for all   individual nominee, write that nominee's name in         of Stockholders.
   indicated to the      nominees       the space provided below.)
   contrary below)        below
                                        ------------------------------------------------------
          [ ]              [ ]






                                                                                                 (Please date and sign as name
                                                                                                 appears on proxy.  If shares are
                                                                                                 held jointly, each stockholder
                                                                                                 should sign.  Executors,
                                                                                                 administrators, trustees, etc.
                                                                                                 should use full title and, if more
                                                                                                 than one, all should sign.  If the
                                                                                                 stockholder is a corporation,
                                                                                                 please sign full corporate name
                                                                                                 by an authorized officer.)


SIGNATURE(S)                                        SIGNATURE(S)                                      DATED
            ----------------------------------------            --------------------------------------     -----------------------

                                                     - FOLD AND DETACH HERE -


